Exhibit 4.4

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of May 1, 2017 by ELDORADO RESORTS, INC., a Nevada corporation (the “Borrower”), ISLE OF CAPRI CASINOS LLC, a Delaware limited liability company, ELDORADO HOLDCO LLC, a Nevada limited liability company, MTR GAMING GROUP, INC., a Delaware corporation, ELDORADO RESORTS LLC, a Nevada limited liability company, ELDORADO SHREVEPORT #1, LLC, a Nevada limited liability company, ELDORADO SHREVEPORT #2, LLC, a Nevada limited liability company, MOUNTAINEER PARK, INC., a West Virginia corporation, PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation, SCIOTO DOWNS, INC., an Ohio corporation, ELDORADO CASINO SHREVEPORT JOINT VENTURE, a Louisiana partnership, ELDORADO LIMITED LIABILITY COMPANY, a Nevada limited liability company, CIRCUS AND ELDORADO JOINT VENTURE, LLC, a Nevada limited liability company, CC – RENO LLC, a Nevada limited liability company, CCR NEWCO LLC, a Nevada limited liability company, BLACK HAWK HOLDINGS, L.L.C., a Colorado limited liability company, CCSC/BLACKHAWK, INC., a Colorado corporation, IC HOLDINGS COLORADO, INC., a Colorado corporation, IOC – BLACK HAWK DISTRIBUTION COMPANY, LLC, a Colorado limited liability company, ISLE OF CAPRI BLACK HAWK, L.L.C., a Colorado limited liability company, IOC – BOONVILLE, INC., a Nevada corporation, IOC – CARUTHERSVILLE, LLC, a Missouri limited liability company, IOC – KANSAS CITY, INC., a Missouri corporation, IOC – CAPE GIRARDEAU LLC (f/k/a Midwest Region Development, LLC), a Missouri limited liability company, IOC – LULA, INC. a Mississippi corporation, RAINBOW CASINO – VICKSBURG PARTNERSHIP, L.P., a Mississippi limited partnership, IOC BLACK HAWK COUNTY, INC., an Iowa corporation, ISLE OF CAPRI BETTENDORF, L.C., an Iowa limited-liability company, IOC HOLDINGS, L.L.C., a Louisiana limited liability company, ST. CHARLES GAMING COMPANY LLC, a Louisiana limited liability company, IOC – VICKSBURG, INC., a Delaware corporation, IOC – VICKSBURG, L.L.C., a Delaware limited liability company, PPI, INC., a Florida corporation, and POMPANO PARK HOLDINGS, LLC, a Florida limited liability company (each, a “Guarantor” and, collectively, the “Guarantors”) in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Guarantied Party”) for itself and the Lenders referred to below (collectively, the “Beneficiaries”).

RECITALS

WHEREAS, EAGLE II ACQUISITION COMPANY LLC, a Delaware limited liability company (the “Initial Borrower”), the lenders party thereto (together with each agent, issuing bank and other financial institution from time to time party thereto, collectively, the “Lenders”) and the Guarantied Party, as administrative agent, have entered into that certain Credit Agreement, dated as of April 17, 2017, as supplemented by the Borrower Joinder Agreement (as defined below) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, concurrently with the execution and delivery of this Guaranty, Borrower has joined the Credit Agreement as the “Borrower” thereunder and Initial Borrower has been released from its obligations as a “Borrower” under the Credit Agreement upon (i) execution and delivery by Borrower, the Initial Borrower and the Administrative Agent of that certain Borrower Joinder Agreement of even date herewith (the “Borrower Joinder Agreement”) and (ii) execution and delivery by Initial Borrower of this Guaranty, the Security Agreement and the Stock Pledge Agreement, as well as the other Loan Documents to which Initial Borrower as a guarantor is a party;

WHEREAS, on or prior to the date of this Guaranty, Isle of Capri Casinos, Inc., a Delaware corporation, has been merged with and into the Initial Borrower and thereafter the Initial Borrower, as the surviving entity, will be renamed Isle of Capri Casinos LLC, a Delaware limited liability company, and will continue as a “Guarantor” under the Credit Agreement upon execution and delivery by Isle of Capri Casinos LLC of the Stock Pledge Agreement, the Security Agreement, this Guaranty, and the other Loan Documents;

WHEREAS, it is a requirement under Section 6.2(a)(ii) of the Credit Agreement that the Borrower’s obligations thereunder be guaranteed by the Guarantors pursuant to the terms of this Guaranty; and

WHEREAS, each Guarantor has independently determined that the execution, delivery and performance of the Guaranty will directly benefit and is in the best interest of such Guarantor, and accordingly the Guarantors are willing irrevocably and unconditionally to guaranty such obligations of the Borrower pursuant to the terms of this Guaranty.

NOW THEREFORE, in consideration of the premises and the covenants and the agreements herein set forth, and in order to induce the Guarantied Party and the Lenders to execute certain of the Loan Documents and the Lenders to make the Loans and issue Letters of Credit and/or other financial accommodations under the Credit Agreement, the Guarantors hereby agree as follows:

SECTION 1

DEFINITIONS

Section 1.1 Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement. In addition, as used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:

“Fraudulent Transfer Law” has the meaning set forth in Section 2.2.

“Guarantied Obligations” has the meaning set forth in Section 2.1.

“Guaranty Supplement” has the meaning set forth in Section 2.16.

“payment in full,” “paid in full” or any similar term means payment in full of the Guarantied Obligations, including, without limitation, all principal, interest, costs, fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of Beneficiaries as and to the extent required under the Loan Documents.

“Qualified ECP Credit Party” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 1.2 Interpretation.

(a) References to “Sections” shall be to Sections of this Guaranty unless otherwise specifically provided.

(b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of the Credit Agreement shall prevail. Without limitation of the preceding sentence, no provision of this Guaranty shall be construed to eliminate any requirement under the Credit Agreement to give notice to each West Virginia Gaming Authority upon which notice is required to be given of Defaults and Events of Default as defined therein.

SECTION 2

THE GUARANTY

Section 2.1 Guaranty of the Guarantied Obligations. Subject to the provisions of Section 2.2, each Guarantor hereby absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, for the benefit of the Beneficiaries, as a primary obligor and not merely as a surety, the due and punctual payment in full of all the following obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guarantied Obligations”); provided that with respect to any Guarantor at any time, the definition of “Guarantied Obligations” shall exclude Excluded Swap Obligations with respect to such Guarantor at such time:

(a) any and all Obligations of the Borrower and/or any other Credit Party, in each case now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement and the other Loan Documents, including those arising under successive borrowing transactions (if any) under the Credit Agreement which shall either continue the Obligations of the Borrower or from time to time renew them after they have been satisfied and including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Guarantied Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding, including all extensions and refinancings of the foregoing; and

(b) those expenses set forth in Section 2.8 hereof.

Section 2.2 Limitation on Amount Guarantied; Contribution by Guarantors. Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as defined below) is determined by a court of competent jurisdiction to be applicable to the obligations of any of the Guarantors under this Guaranty, such obligations of the applicable Guarantor or Guarantors hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render such obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of the applicable Guarantor or Guarantors, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the applicable Guarantor or Guarantors (x) in respect of intercompany indebtedness to the Borrower or other Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor or Guarantors hereunder and (y) under any guaranty of any subordinated indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 2.2, pursuant to which the liability of the applicable Guarantor or Guarantors hereunder is included in the liabilities taken into account in determining such maximum amount).

Section 2.3 Payment by Guarantors; Application of Payments. Subject to the provisions of Section 2.2, each Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against the Guarantors by virtue hereof, that upon the failure of the Borrower to pay any of the Guarantied Obligations when and as the same shall become due in accordance with the Loan Documents, whether at stated maturity, declaration, acceleration, demand or otherwise (including, without limitation, amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding) and all other Guarantied Obligations then owed to Beneficiaries as aforesaid. All such payments shall be applied promptly from time to time by Guarantied Party as provided in the Credit Agreement.

Section 2.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows; provided, that nothing contained herein shall amend, contradict or alter any rights or obligations that any Guarantor, the Borrower, any Lender or the Guarantied Party may have under the Credit Agreement or any other Loan Document or any term or provision thereof:

(a) This Guaranty is a guaranty of payment when due and not of collectability.

(b) Guarantied Party may enforce this Guaranty during the continuance of an Event of Default under the Credit Agreement notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default.

(c) The obligations of each Guarantor hereunder are independent of the Obligations of the Borrower and the other Guarantors under the Loan Documents and the obligations of any other Person who provides a guaranty of the Obligations of the Borrower under the Loan Documents (such Person, an “Additional Guarantor”), and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against the Borrower, any other Guarantor, or any such other Additional Guarantor and whether or not any Guarantor is the alter ego of the Borrower, any other Guarantor or Additional Guarantor, and whether or not the Borrower is joined in any such action or actions.

(d) Payment by any Guarantor of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if Guarantied Party is awarded a judgment in any suit brought to enforce the Guarantors’ covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release any Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit.

(e) Any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the principal amount of and/or the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person (including any other Guarantor party hereto and any other Additional Guarantor) with respect to the Guarantied Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent with the Credit Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of each Guarantor against the Borrower or any other Guarantor or any security for the Guarantied Obligations; and (vi) exercise any other rights available to it under the Loan Documents.

(f) This Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guarantied Obligations), including, without limitation, the occurrence of any of the following, whether or not the Guarantors shall have had notice or Knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including, without limitation, provisions relating to Events of Default) of the Credit Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of the Credit Agreement or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guarantied Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations) to the payment of indebtedness other than the Guarantied Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of such Borrower’s Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantied Obligations.

(g) Should any Guarantor become insolvent, fail to pay its debts generally as they become due, voluntarily seek, consent to, or acquiesce in the benefits of any debtor relief law or become a party to or be made the subject of any proceeding provided for by any debtor relief law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of Beneficiaries hereunder, then, the Guarantied Obligations shall be, as between such Guarantor and the Beneficiaries, a fully matured, due, and payable obligation of such Guarantor to the Beneficiaries, payable in full by such Guarantor to the Beneficiaries upon demand, which obligations shall be an amount equal to the estimated amount owing in respect of the contingent claim created hereunder as reasonably estimated by the Beneficiaries unless the petition or application described above which was filed or commenced against such Guarantor is dismissed within 60 days from the date of filing.

Section 2.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries:

(a) any right to require any Beneficiary, as a condition of payment or performance by the Guarantors, to (i) proceed against the Borrower, any other guarantor (including any other Additional Guarantor) of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever;

(b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower from any cause other than payment in full of the Guarantied Obligations;

(c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct;

(e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of the Guarantors’ obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantors’ liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under any Loan Document or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 2.4 hereof and any right to consent to any thereof;

(g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate any Guarantor or sureties, or which may conflict with the terms of this Guaranty;

(h) any defense based upon any Beneficiary’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute;

(i) any defense based upon any use of cash collateral or borrowing or any grant of a security interest under Section 363 or 364 of the Bankruptcy Code; and

(j) any defense based upon disallowance of any portion of any Beneficiary’s claims for repayment of Guarantied Obligations under Section 502 or 506 of the Bankruptcy Code.

Section 2.6 Waiver of Guarantors’ Rights of Subrogation, Contribution, Etc. Each Guarantor hereby waives, unless and until the Beneficiaries have been paid in full in cash in respect of the Guarantied Obligations, such Guarantor’s right to enforce any claim, right or remedy, direct or indirect, that the Guarantors now have or may hereafter have against the Borrower or any other Credit Party or any of such Borrower’s or such other Credit Party’s assets in connection with this Guaranty or the performance by the Guarantors of their obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that the Guarantors now have or may hereafter have against any such Person, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any such Person, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guarantied Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full, the Guarantors shall withhold exercise of any right of contribution the Guarantors may have against any other guarantor (including any Additional Guarantor) of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification that the Guarantors may have against the Borrower or any Additional Guarantor or any other Credit Party or against any collateral or security, and any rights of contribution the Guarantors may have against any such other Person, shall be junior and subordinate to any rights any Beneficiary may have against such Person, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other Person. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 2.7 Subordination of Other Obligations. Until the Guarantied Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full, any Indebtedness of the Borrower or any other Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guarantied Obligations, and any such Indebtedness of the Borrower or such other Credit Party to any Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantors under any other provision of this Guaranty; provided that prior to the occurrence and continuance of an Event of Default, Credit Parties may borrow, repay and reborrow intercompany Indebtedness from the Borrower or any other Credit Party to the extent such intercompany Indebtedness is permitted under Section 6.1 of the Credit Agreement.

Section 2.8 Expenses. Each Guarantor jointly and severally agrees to pay, or cause to be paid, on demand, and to save Beneficiaries harmless against liability for, any and all costs and expenses incurred or expended by any Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty pursuant to Section 10.3 of the Credit Agreement.

Section 2.9 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

Section 2.10 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of the Guarantors or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 2.11 Financial Condition of Borrower. Any credit advances may be granted to the Borrower or continued from time to time without notice to or authorization from the Guarantors regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with the Guarantors its assessment, or the Guarantors’ assessment, of the financial condition of the Borrower. The Guarantors have adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and the Guarantors assume the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 2.12 Rights Cumulative. The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the other Loan Documents or any agreement between any Guarantor and any Beneficiary or Beneficiaries or between the Borrower and any Beneficiary or Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 2.13 Bankruptcy; Post-Petition Interest; Reinstatement of Guaranty.

(a) So long as any Guarantied Obligations (other than contingent indemnification obligations for which no claim has been made) remain outstanding, the Guarantors shall not, without the prior written consent of Guarantied Party acting pursuant to the instructions of all Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against the Borrower. The obligations of the Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of the Guarantors and Beneficiaries that the Guarantied Obligations which are guaranteed by the Guarantors pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guarantied Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Guarantied Party, or allow the claim of Guarantied Party in respect of, any such interest accruing after the date on which such proceeding is commenced.

(c) In the event that all or any portion of the Guarantied Obligations are paid by the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

Section 2.14 Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by the Guarantors to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to Indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness of such Beneficiary owing to the Guarantors and any other property of the Guarantors held by any Beneficiary to or for the credit or the account of the Guarantors against and on account of the Guarantied Obligations and liabilities of the Guarantors to any Beneficiary under this Guaranty.

Section 2.15 Discharge of Guaranty Upon Sale of a Guarantor. If all of the stock of a Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale not prohibited by the Credit Agreement or otherwise consented to by all Lenders, or such Guarantor is otherwise released in accordance with the terms of the Credit Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale.

Section 2.16 Guaranty Supplements. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Guarantors (each, an “Additional Guarantor”) by executing a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”). Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of the Borrower to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder. Subject to Section 8.14 of the Credit Agreement, the Borrower shall cause each Subsidiary formed or acquired after the date hereof and each subsidiary that becomes a Subsidiary after the date hereof, in each case, concurrently upon becoming a Subsidiary to become a “Guarantor” under and as defined in the applicable Security Documents in existence at such time, to deliver such schedules, documents, instruments, agreements and certificates as are similar to those delivered to the Administrative Agent in connection with this Guaranty.

SECTION 3

REPRESENTATIONS AND WARRANTIES

(a) Guarantors’ Relationship to Borrower. Each Guarantor hereby represents and warrants to the Beneficiaries that the Guarantors and the Borrower are members of the same consolidated group of companies and are engaged in related businesses and the Guarantors will derive substantial direct and indirect benefit from the execution and delivery of this Guaranty.

SECTION 4

MISCELLANEOUS

Section 4.1 Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents.

Section 4.2 Notices. Any communications between the Guarantied Party and the Guarantors, and any notices or requests provided herein to be given, shall be made in accordance with the provisions of Section 12.1 of the Credit Agreement.

Section 4.3 Severability. If any term or other provision of this Guaranty is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Guaranty will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.4 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of each Beneficiary and, in the case of any such amendment or modification, each Guarantor against whom enforcement of such amendment or modification is sought. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 4.5 Headings. Section and subsection headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

Section 4.6 Applicable Law. THIS GUARANTY, AND ALL CLAIMS, DISPUTES AND MATTERS ARISING HEREUNDER OR RELATED HERETO, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

Section 4.7 Successors and Assigns. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns. No Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of all Lenders. Any Beneficiary may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any transferee or assignee of any Guarantied Obligation, and in the event of such transfer or assignment the rights and privileges herein conferred upon such Beneficiary shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Section 4.8 Consent to Jurisdiction and Service of Process. EACH OF THE GUARANTORS AND THE GUARANTIED PARTY HEREBY (A) AGREE THAT ANY ACTION WITH RESPECT TO ANY LOAN DOCUMENT MAY BE BROUGHT ONLY IN THE NEW YORK STATE COURTS SITTING IN NEW YORK COUNTY OR FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK AND NEW YORK COUNTY, (B) ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (C) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION IN THOSE JURISDICTIONS, AND (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE COURTS REFERRED TO ABOVE IN ANY ACTION BY THE MAILING OF COPIES OF THE PROCESS TO THE PARTIES HERETO AS PROVIDED IN SECTION 10.2 OF THE CREDIT AGREEMENT. SERVICE EFFECTED AS PROVIDED IN THIS MANNER WILL BECOME EFFECTIVE TEN (10) CALENDAR DAYS AFTER THE MAILING OF THE PROCESS.

Section 4.9 Waiver of Trial by Jury. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9.

Section 4.10 Integration. This writing is intended by the Guarantors and Beneficiaries as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby and shall supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

Section 4.11 Further Assurances. At any time or from time to time, upon the request of the Guarantied Party, the Guarantors shall execute and deliver such further documents and do such other acts and things as Guarantied Party may reasonably request in order to effect fully the purposes of this Guaranty.

Section 4.12 Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same document. Delivery of an executed counterpart of this Guaranty by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be equally effective as delivery of an original executed counterpart of this Guaranty. Each fully executed counterpart of this Guaranty shall be deemed to be a duplicate original. This Guaranty shall become effective as to the Guarantors upon the execution and delivery to Guarantied Party of a counterpart hereof by the Guarantors.

Section 4.13 Guarantied Party as Agent.

(a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the rights and obligations of “Administrative Agent” under the Credit Agreement.

(b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Guarantied Party under this Guaranty, and the retiring or removed Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring or removed Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring or removed Guarantied Party’s resignation or removal hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

Section 4.14 Keepwell. Each Qualified ECP Credit Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified

ECP Credit Party shall only be liable under this Section 4.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.14, or otherwise under this Guaranty, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 4.14 shall remain in full force and effect until all of the Guarantied Obligations (other than contingent indemnification obligations for which no claim has been made) and all other amounts payable under this Guaranty shall have been paid in full and all Commitments have terminated or expired or been cancelled. Each Qualified ECP Credit Party intends that this Section 4.14 constitute, and this Section 4.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the undersigned Guarantors have caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTORS:

ISLE OF CAPRI CASINOS LLC

ELDORADO RESORTS, INC.

ELDORADO HOLDCO LLC

MTR GAMING GROUP, INC.

ELDORADO RESORTS LLC

ELDORADO SHREVEPORT #1, LLC

ELDORADO SHREVEPORT #2, LLC

MOUNTAINEER PARK, INC.

PRESQUE ISLE DOWNS, INC.

SCIOTO DOWNS, INC.

ELDORADO CASINO SHREVEPORT JOINT VENTURE

ELDORADO LIMITED LIABILITY COMPANY

CIRCUS AND ELDORADO JOINT VENTURE, LLC

CC – RENO LLC

CCR NEWCO LLC

BLACK HAWK HOLDINGS, L.L.C.

IC HOLDINGS COLORADO, INC.

CCSC/BLACKHAWK, INC.

ISLE OF CAPRI BLACK HAWK, L.L.C.

IOC – BLACK HAWK DISTRIBUTION COMPANY, LLC

IOC BLACK HAWK COUNTY, INC.

ISLE OF CAPRI BETTENDORF, L.C.

PPI, INC.

POMPANO PARK HOLDINGS, L.L.C.

IOC – LULA, INC.

IOC – KANSAS CITY, INC.

IOC – BOONVILLE, INC.

IOC – CARUTHERSVILLE, LLC

IOC – CAPE GIRARDEAU LLC

IOC – VICKSBURG, INC.

IOC – VICKSBURG, L.L.C.

RAINBOW CASINO-VICKSBURG PARTNERSHIP, L.P.

IOC HOLDINGS, L.L.C.

ST. CHARLES GAMING COMPANY, L.L.C.

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Authorized Officer

[Signature Page to Guaranty]

GUARANTIED PARTY: JPMORGAN CHASE BANK, N.A.

By:	/s/ Mohammad Hasan
	Name:	Mohammad Hasan
	Title:	Executive Director

[Signature Page to Guaranty]